Exhibit 99.1

NEWS RELEASE
For Immediate Release:
January 7, 2025
Sterling Announces Amendment to Road and Highway Builders, LLC Operating Agreement

THE WOODLANDS, TX – January 7, 2025 – Sterling Infrastructure, Inc. (NasdaqGS: STRL) ("Sterling" or "the Company") today announced that it executed an amendment to its Road and Highway Builders, LLC (“RHB”) Operating agreement on December 31, 2024. This amendment changes the way that RHB results are reported under Generally Accepted Accounting Principles (“GAAP”), but does not change RHB’s historical or future contribution to Sterling’s consolidated net income.
Since 2012, Sterling has held a 50% ownership interest in Road and Highway Builders, LLC (“RHB”), with Rich Buenting holding the remaining 50% ownership interest. On December 31, 2024, both parties executed an amendment to the operating agreement to ensure the continuation of this mutually beneficial relationship while addressing the evolving needs and interests of both parties. This amendment modified the way RHB would be dispositioned in the event of the death or disability of Mr. Buenting and provides that in such event, Sterling and Mr. Buenting’s estate must agree with one of four alternatives: (1) continuation of the existing ownership structure; (2) acquisition of Sterling's 50% interest by Mr. Buenting’s estate at fair value; (3) acquisition of Mr. Buenting’s 50% interest by Sterling at fair value; or (4) the joint sale of RHB to a third party at fair market value.
Prior to the amendment, Sterling fully consolidated RHB with all of RHB’s assets and liabilities included in Sterling’s Consolidated Balance Sheets on a line by line basis and with Mr. Buenting’s interest reported as a liability within “Members' interest subject to mandatory redemption and undistributed earnings”. Additionally, all of RHB’s Revenue, Cost of Revenue, and General and administrative expense were included in Sterling’s Consolidated Statements of Operations with Mr. Buenting’s 50% share of RHB’s operating income included as an other operating expense.
Under GAAP, this contractual change requires that Sterling no longer consolidate RHB’s results. Therefore, Sterling’s interest in RHB’s balance sheet will be presented in Sterling’s 2024 Consolidated Balance Sheet on one line. Sterling anticipates recognizing a significant non-cash net gain on the transaction in its 2024 Consolidated Statement of Operations in accordance with the accounting requirements.
Starting in 2025, 50% of RHB’s operating income will be presented on one line in Sterling’s Consolidated Statements of Operations. RHB’s revenue, which is expected to be between $230 million and $240 million in 2024, will no longer be included in Sterling’s consolidated revenue in 2025. Additionally, Sterling consolidated backlog figures as of December 31, 2024 will no longer include RHB backlog, which on a stand alone basis is estimated to be between $425 million to $475 million at the end of the year.
CEO Remarks
“Rich Buenting is an excellent business leader and has been a trusted and valued joint venture partner for more than a decade,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “RHB consistently delivers strong growth and profitability and we look forward to continuing this mutually beneficial relationship in the years ahead.”
About Sterling
Sterling operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and Rocky Mountain regions and the Pacific Islands. E-Infrastructure Solutions provides advanced, large-scale site development services for manufacturing, data centers, e-commerce distribution centers, warehousing, power generation and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, rail and storm drainage systems. Building Solutions includes residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs, other concrete work and plumbing services for new single-family residential builds. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.
Joe Cutillo, CEO, “We build and service the infrastructure that enables our economy to run, our people to move and our country to grow.”
Important Information for Investors and Stockholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that are considered forward-looking statements within the meaning of the federal securities laws. Any such statements are subject to risks and uncertainties, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. The forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
Sterling Infrastructure Contacts:
Noelle Dilts, VP of Investor Relations and Corporate Strategy
281-214-0795
noelle.dilts@strlco.com